SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 1 OF 16 PAGES


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                 Valentis, Inc.
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                    91913E302
                                 (CUSIP Number)

                                January 24, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 2 OF 16 PAGES

 - ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Master Trust
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               708,227 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN

- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 3 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Capital, L.P.
                 52-2057093
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 4 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Capital, Inc.
                 52-2032702
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 5 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Bruce Bernstein
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 6 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Olivier Morali
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 France
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 7 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Winchester Global Trust Company Limited
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               708,227 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------- -

                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 8 OF 16 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Oskar P. Lewnowski
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Austria
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               708,227 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------- -

                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  708,227 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 12.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 9 OF 16 PAGES


Item 1(a).        Name of Issuer:

                  Valentis, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  863A Mitten Road
                  Burlington, California 94010

Item 2(a).        Names of Persons Filing:

                  Omicron Master Trust ("Omicron Trust")
                  Omicron Capital, L.P. ("Omicron Capital")
                  Omicron Capital, Inc. ("OCI")
                  Bruce Bernstein ("Bernstein")
                  Olivier Morali ("Morali")
                  Winchester Global Trust Company Limited ("WGTCL") Oskar P. Lewnowski ("Lewnowski")

Item 2(b).        Address of Principal Business Office:

                  Omicron Trust - c/o Olympia Capital International Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda Omicron Capital - 153 E. 53rd Street, 48th Floor, New York, New York 10022
                  OCI - 153 E. 53rd Street, 48th Floor, New York,
                  New York 10022
                  Bernstein - 153 E. 53rd Street, 48th Floor, New York,
                  New York 10022
                  Morali - 153 E. 53rd Street, 48th Floor, New York,
                  New York 10022
                  WGTCL - c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11, Bermuda
                  Lewnowski - c/o Winchester Fiduciary Limited,
                  Williams House, 20 Reid Street, Hamilton HM11, Bermuda

Item 2(c).        Place of Organization or Citizenship:

                  Omicron Trust - Bermuda
                  Omicron Capital - Delaware
                  OCI - Delaware
                  Bernstein - United States of America
                  Morali - France
                  WGTCL - Bermuda
                  Lewnowski - Austria

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value per share of the Issuer (the "Common Stock")

Item 2(e).        CUSIP Number:

                  91913E302

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Omicron Trust, Omicron Capital, OCI, Bernstein, Morali,

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 10 OF 16 PAGES


                  WGTCL and Lewnowski.

Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:

                         Omicron Trust: 708,227 shares*
                         Omicron Capital: 708,227 shares*
                         OCI: 708,227 shares*
                         Morali: 708,227 shares*
                         Bernstein: 708,227 shares
                         WGTCL: 708,227 shares*
                         Lewnowksi: 708,227 shares*

                  (b)    Percent of Class:

                         Omicron Partners: 12.7%
                         Omicron Capital: 12.7%
                         OCI: 12.7%
                         Bernstein: 12.7%
                         Morali: 12.7%
                         WGTCL: 12.7%
                         Lewnowski: 12.7%

                         (Using as outstanding 5,555,421 shares of Common Stock, based on 36,903,580 shares of Common Stock outstanding as of December 12, 2002, as stated in the Issuer's Proxy Statement, dated December 12, 2002, the issuance of an additional 129,759,051 shares of Common Stock as reported in the Issuer's Current Report on Form 8-K, dated January 27, 2003 and the 1-for-30 reverse stock split, as reported in such Form 8-K, and without taking into account any Rounding of shares in lieu of issuance of fractional shares.)

                  (c)    Number of Shares as to which the Person has:

                         Omicron Trust, WGTCL and Lewnowski:
                         -----------------------------------

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 708,227 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 708,227  shares of Common Stock*

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 11 OF 16 PAGES


                         Omicron Capital, OCI, Bernstein and Morali:
                         ------------------------------------------

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                                -0-

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 708,227  shares of Common Stock*


*Omicron Capital serves as investment manager to Omicron Trust. By reason of such relationship, Omicron Capital may be deemed to share dispositive power over the shares of Common Stock owned by Omicron Trust. Omicron Capital disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Trust or any other person reporting on this Schedule.

OCI serves as general partner of Omicron Capital. By reason of such relationship, OCI may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Capital. OCI disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Capital or any other person reporting on this Schedule.

Morali serves as president and a director and is a stockholder of OCI. By reason of such relationships, Morali may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI. Morali disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by OCI or any other person reporting on this Schedule.

Bernstein serves as an officer of OCI and has agreed to purchase shares of OCI. By reason of such relationships, Bernstein may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI. Bernstein disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by OCI or any other person reporting on this Schedule.

WGTCL serves as trustee of Omicron Trust. By reason of such relationship, WGTCL may be deemed to shares voting and dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Trust. WGTCL disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Trust or any other person reporting on this Schedule.

WGTCL may be deemed to be controlled by Lewnowski. By reason of such control, Lewnowski may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by WGTCL. Lewnowski disclaims

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 12 OF 16 PAGES


beneficial ownership of the shares of Common Stock listed as beneficially owned by WGTCL.

Of the shares of Common Stock reported as beneficially owned, 5,962 shares are shares that Omicron Trust has the right to acquire upon exercise of warrants to purchase Common Stock held by Omicron Trust. Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski each disclaims beneficial ownership of such shares of Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

By signing below I certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of February 7, 2003, by and among Omicron Trust, Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski.

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 13 OF 16 PAGES


                                    SIGNATURE

     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 7, 2003



                    OMICRON MASTER TRUST

                    By: OMICRON CAPITAL, L.P.,
                        Investment Manager

                        By: OMICRON CAPITAL, INC.,
                            General Partner

                        By: /s/ Olivier Morali
                        ----------------------------
                        Olivier Morali
                        Title: President



                    OMICRON CAPITAL, L.P.

                    By: OMICRON CAPITAL, INC.,
                        General Partner

                        By: /s/ Olivier Morali
                        ----------------------------
                        Olivier Morali
                        Title: President



                    OMICRON CAPITAL, INC.

                    By: /s/ Olivier Morali
                    ----------------------------
                    Olivier Morali
                    Title: President



                    /s/ Bruce Bernstein
                    ----------------------------
                    Bruce Bernstein

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 14 OF 16 PAGES


                    /s/ Olivier Morali
                    ----------------------------
                    Olivier Morali



                    WINCHESTER GLOBAL TRUST COMPANY LIMITED

                    By: /s/ Oskar P. Lewnowksi
                    ----------------------------
                    Oskar P. Lewnowski
                    Title: Chairman



                    /s/ Oskar P. Lewnowksi
                    ----------------------------
                    Oskar P. Lewnowski

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 15 OF 16 PAGES


                                                                       Exhibit I

                             JOINT FILING AGREEMENT

     This will confirm the agreement by and among the undersigned that the amendment to Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $.001 par value, of Valentis, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 7, 2003



                    OMICRON MASTER TRUST

                    By: OMICRON CAPITAL, L.P.,
                        Investment Manager

                        By: OMICRON CAPITAL, INC.,
                            General Partner

                        By: /s/ Olivier Morali
                        ----------------------------
                        Olivier Morali
                        Title: President



                    OMICRON CAPITAL, L.P.

                    By: OMICRON CAPITAL, INC.,
                        General Partner

                        By: /s/ Olivier Morali
                        ----------------------------
                        Olivier Morali
                        Title: President



                    OMICRON CAPITAL, INC.

                    By: /s/ Olivier Morali
                    ----------------------------
                    Olivier Morali
                    Title: President

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 16 OF 16 PAGES


                    /s/ Bruce Bernstein
                    ----------------------------
                    Bruce Bernstein



                    /s/ Olivier Morali
                    ----------------------------
                    Olivier Morali



                    WINCHESTER GLOBAL TRUST COMPANY LIMITED

                    By: /s/ Oskar P. Lewnowksi
                    ----------------------------
                    Oskar P. Lewnowski
                    Title: Chairman



                    /s/ Oskar P. Lewnowksi
                    ----------------------------
                    Oskar P. Lewnowski